            Proxy Statement Pursuant to Section 14(a)
              of the Securities Exchange Act of 1934



Filed by the registrant   X

Filed by a party other than the registrant

Check the appropriate box:

          Preliminary proxy statement

   X      Definitive proxy statement

          Definitive additional materials

          Soliciting material pursuant to Rule 14a-11(c) or Rule
          14a-12


                          CV REIT, INC.
_________________________________________________________________
       (Name of Registrant as Specified in Its Charter)


                          CV REIT, INC.
_________________________________________________________________
            (Name of Person(s) Filing Proxy Statement)


Payment of filing fee (check the appropriate box):

   X $125 per Exchange Act Rule O-11(c)(1)(ii), 14a-6(i)(1), or 14a-6(j)(2).

          $500 per each party to the controversy pursuant to Exchange Act Rule 14a-6(i)(3).

          Fee computed on table below per Exchange Act Rules
          14a-6(i)(4) and O-11.

          (1) Title of each class of securities to which transaction applies:

               ___________________________________________________

          (2) Aggregate number of securities to which transaction applies:

               ___________________________________________________

          (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule
               0-11:

               ___________________________________________________

          (4)  Proposed maximum aggregate value of transaction:

               ___________________________________________________


          Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

          (1)  Amount previously paid:

               ____________________________________________________

          (2)  Form, schedule or registration statement no.:

               ____________________________________________________

          (3)  Filing party:

               ____________________________________________________

          (4)  Date filed:

               ____________________________________________________

                          CV REIT, INC.


             NOTICE OF ANNUAL MEETING OF STOCKHOLDERS


To the Stockholders of CV Reit, Inc.

     The annual meeting of stockholders of CV Reit, Inc. will be held in the Omni Hotel, 1601 Belvedere Rd., West Palm Beach,
Florida, on May 8, 1995, at 10:30 a.m., for the following purposes:


     1.   To elect five directors;

     2. To approve the appointment of BDO Seidman as auditors of the Company for 1995; and

     3.   To transact such other business as may
          properly be brought before the meeting.


     The Board of Directors has fixed the close of business on March 28, 1994 as the record date for the determination of stockholders entitled to notice of and to vote at the meeting.


                         By Order of the Board of Directors



                         By        ALYCE DRAKULICH
                                Alyce Drakulich, Secretary




April 4, 1995





If you do not expect to be present at the meeting, please date and sign the enclosed proxy and return it promptly in the enclosed envelope.

                          CV REIT, INC.
                      100 Century Boulevard
                 West Palm Beach, Florida  33417


                         PROXY STATEMENT


     This statement is furnished in connection with the solicitation of proxies on behalf of the Board of Directors of CV Reit, Inc. (the "Company") to be voted at the annual meeting of stockholders of the Company referred to in the foregoing Notice. Shares represented by duly executed proxies received by the Company will be voted in accordance with the instructions contained therein and, in the absence of specific instructions, will be voted for the election as directors of the persons who have been nominated by the Board of Directors; for the reappointment of the Company's existing auditors; and in accordance with the judgment of the person or persons voting the proxies on any other matter that may properly be brought before the meeting. The execution of a proxy will in no way affect a stockholder's right to attend the Annual Meeting and to vote in person. Any proxy executed and returned by a stockholder may be revoked at any time thereafter either by writing the Secretary of the Company at the above address or by attending the Annual Meeting and revoking the proxy in person, except as to any matter or matters upon which, prior to such revocation, a vote shall have been cast pursuant to the authority conferred by such proxy.

     This Proxy Statement and the accompanying proxy are being sent on or about April 4, 1995, to stockholders entitled to vote at the Annual Meeting of Stockholders. The entire cost of soliciting proxies hereunder will be borne by the Company and will be made through the use of the mails. The Company will, upon request, reimburse brokerage houses and persons holding shares in their names or in the names of their nominees for their reasonable expenses in sending soliciting material to their principals.

     The Company has outstanding 7,966,621 shares of Common Stock which are entitled to vote at the meeting, each share being entitled to one vote. Only stockholders of record at the close of business on March 28, 1995, will be entitled to vote at the meeting. There was no other class of voting securities outstanding at that date.

                      PRINCIPAL STOCKHOLDERS


     As of March 1, 1995, the following persons were known by the Company to own beneficially (as defined under applicable rules of the Securities and Exchange Commission) more than 5% of its outstanding Common Stock:


                                          Amount and
                                           Nature of
                              Title        Beneficial   Percent
Name and Address             of Class     Ownership(1)  of Class
- ----------------           ------------   ------------  --------

H. Irwin Levy............. Common Stock    801,421(2)    10.1%
100 Century Boulevard
West Palm Beach, FL 33417

Alan J. Evans and Robert
  J. Cartagena, Trustees.. Common Stock    666,665(3)     8.4%
100 Century Boulevard
West Palm Beach, FL 33417



__________

(1) Unless otherwise indicated, each stockholder listed has the sole power to vote and direct disposition of the shares of the Company shown as beneficially owned by such stockholder.

(2) Includes 97,292 shares owned by a corporation controlled by Mr. Levy. Excludes 100,000 shares owned by Mr.
     Levy's wife. Mr. Levy disclaims beneficial ownership of the excluded shares.

(3) Includes 655,759 shares owned by a family trust established by Mr. Evans's wife, of which Messrs. Evans and Cartagena are Trustees. Also includes 5,000 shares owned by Mr. Evans, individually, and 5,906 shares owned by Mr. Cartagena, individually. Excludes 5,800 shares owned by a private foundation, established by Mr. Evan's wife, of which Mr. Evans is Vice-President. The Trustees disclaim beneficial ownership of the excluded shares.

                 SECURITY OWNERSHIP OF MANAGEMENT

     As of March 1, 1995, all directors and nominees, and all directors and executive officers of the Company as a group, beneficially owned (as defined under the applicable rules of the Securities and Exchange Commission) shares of the Company as follows:
                                          Amount and
                                           Nature of
                              Title        Beneficial   Percent
Name and Address             of Class     Ownership(1)  of Class
- ----------------           ------------   ------------  --------
Mac Gache................. Common Stock     240,731(2)      3%
100 Century Boulevard
West Palm Beach, FL 33417

Allyn L. Levy............. Common Stock      20,000(3)     (5)
100 Century Boulevard
West Palm Beach, FL 33417

Alvin Wilensky............ Common Stock      14,221(4)     (5)
100 Century Boulevard
West Palm Beach, FL 33417

Alan L. Shulman........... Common Stock       5,680        (5)
100 Century Boulevard
West Palm Beach, FL 33417

Stanley Brenner........... Common Stock       1,181        (5)
100 Century Boulevard
West Palm Beach, FL 33417

All Directors and Executive
 Officers as a Group
 (7 persons).............. Common Stock     281,865       3.5%
__________
(1) See Note (1) on page 2.

(2) Owned by Mr. Gache's wife. Excludes 69,660 shares held by a trust, with an independent trustee, of which Mr. Gache is the income beneficiary. Mr. Gache disclaims beneficial ownership of the shares held by the trust.

(3) Held by a revocable trust, of which Mr. Levy is the trustee and income beneficiary.

(4) Includes 5,470 shares jointly owned with Mr. Wilensky's wife.
    Excludes 3,358 shares solely owned by Mr. Wilensky's wife.
    Mr. Wilensky disclaims beneficial ownership of the excluded shares.

(5) Less than 1%.

                 DIRECTORS AND EXECUTIVE OFFICERS


     At the meeting, five directors are to be elected to hold office until the next annual meeting and until their respective successors have been elected and qualified. It is the intention of the persons named in the enclosed form of proxy to vote for the election as directors of the persons named in the table below. All of the persons listed below were elected as directors by the Company's stockholders at the annual meeting in 1994.

     The following are the persons nominated to be directors of the Company, their respective ages, the year in which each was elected a director and, where applicable, the office of the Company held by the director. Each director elected will hold office until the next annual meeting of stockholders, expected to be held in April 1996, and until their respective successors have been duly elected and qualified:

                                                         Director
    Director's Name                                  Age  Since
    ---------------                                  --- --------

Stanley Brenner...................................... 69  1988
Mac Gache............................................ 90  1968(1)
Allyn L. Levy........................................ 67  1993
Alan L. Shulman, Chairman of the Board............... 62  1985
Alvin Wilensky, President and Chief
   Executive Officer................................. 73  1981

__________
(1) Mr. Gache previously served as a director from 1968 until February 1975 and was re-elected to the Board in October 1979.

     Mr. Brenner is a Certified Public Accountant and is a retired partner of Laventhol & Horvath. Mr. Brenner also previously served as a director of Cenvill Development Corp. ("Development") and Cenvill Properties, Inc., a spin-off of Development. Since April 1991, Mr. Brenner has served as a consultant to the Company in connection with the Company's loans to Development through July 31, 1992, and Hilcoast Development Corp. ("Hilcoast") subsequent thereto.

     Mr. Gache has been a private investor for more than five years.

     Mr. Levy served as Chairman and Chief Executive Officer of Patriot Bancorportion of Boston, Massachusetts, and its predecessor, Harbor National Bank of Boston, from 1975 until 1986. Since 1986, Mr. Levy has been a private investor. He is also a
director of Waban Inc.   Mr. Levy is not related to H. Irwin Levy.

     Mr. Shulman was a general partner of Unitel Associates, Ltd., a Florida limited partnership engaged in the ownership and operation of Holiday Inn motel properties, for more than twenty years until its dissolution in 1987. He is also a director of Island National Bank, a private investor and was a director of Development from August 1981 until January 1985. A company controlled by Mr. Shulman leases, operates and manages the Company's Days Inn Motel in West Palm Beach, Florida.

     Mr. Wilensky was Vice President-Finance of the Company for more than five years prior to assuming his present position in July 1981.

     The Board of Directors of the Company met five times during the year ended December 31, 1994. All directors attended all meetings except for Mr. Gache and Mr. Levy who were each absent from one meeting.

     The Audit Committee, consisting of Messrs. Shulman and Brenner, did not meet during the past year. The Audit Committee is responsible for overseeing the financial reporting process and the effectiveness of internal controls of the Company and for recommendations to the full Board of Directors, including the designation of independent certified public accountants on an annual basis.

     The Asset Review Committee, consisting of Messrs. Brenner, Levy and Wilensky, met four times during the past year. The Asset Review Committee's functions include reviewing all material loans made by the Company to third parties and the Company's real estate portfolio and making recommendations to management and the full Board of Directors with respect to such matters.

     The Investment Committee, consisting of Messrs. Brenner, Levy and Shulman, met one time during the past year. The Investment Committee's functions include the approval of all investments of the Company not otherwise approved by the full Board of Directors. The Board of Directors has no standing nomination or compensation committees or other committees performing similar functions.

     The following are the executive officers of the Company, their respective ages, the year in which each was first elected an officer and the office of the Company held by each. Each executive officer will hold office until the next annual meeting of the Board of Directors or until their respective successors have been duly elected and qualified:

                                                          Officer
Officer's Name    Age             Office                   Since
- --------------    ---             ------                  -------

Alvin Wilensky... 73  President and Chief Executive Officer 1981
Elaine Kahant.... 32  Vice President and Treasurer          1992
Alyce Drakulich.. 56  Secretary                             1981

     Ms. Kahant was employed by the Company as Controller from March 1989 until assuming her present office in September 1992.

     Ms. Drakulich was employed by the Company as administrative assistant to Mr. Wilensky from March 1979 until assuming her present office.



         COMPENSATION OF DIRECTORS AND EXECUTIVE OFFICERS

Executive Compensation

     The following table sets forth the annual and long-term compensation for the Company's Chief Executive Officer as well as the total compensation paid to such individual for the Company's two previous fiscal years. The only compensation paid by the Company to its executive officers is base salary and annual
bonuses.   The Company's Chief Executive Officer was the only
officer whose compensation exceeded $100,000 in 1994.


Summary Compensation Table
                                    Annual Compensation
                               --------------------------------
Name and Principal Position    Year    Salary($)    Bonus($)(2)
- ---------------------------    ----    ---------    -----------
Alvin Wilensky                 1992     127,505(1)    15,000
  President and Chief          1993     130,499       10,000
  Executive Officer            1994     136,000        5,000
__________
(1) Includes one additional week based on number of pay periods in the year.
(2) Paid in the first quarter of the subsequent year.

Board Compensation Report


     Since the Board does not have a Compensation Committee, the entire Board has provided the following Compensation Report:

     Executive Compensation Policy - The Board's overall compensation philosophy is to attract and retain quality talent, which is critical to both the short-term and long-term success of this Company, and to create a mutuality of interest between executive officers and stockholders through compensation structures that share the rewards and risks of strategic decision making.

     The Board annually examines market compensation levels and trends observed in the labor market. Market information is used as a frame of reference for annual salary adjustments and starting salary offers. The Chief Executive Officer's salary is determined by the Chairman of the Board who consults with the entire Board at his discretion. Other executive salary decisions are determined in an annual review based upon recommendations of the Chief Executive Officer and approved by the Chairman of the Board. This annual review considers the decision-making responsibilities of each position and the experience, work performance, and team-building skills of position incumbents. The Company does not have any stock option, SAR, restricted stock or long-term incentive plans.

     Base Compensation - The Board's approach to base compensation is to offer competitive salaries in accordance with market practices prevalent in the Company's geographical area. Increases in base compensation of the Chief Executive Officer are based on the Board's evaluation of the performance of the Chief Executive Officer with respect to specific matters assigned to him by the Board, and take into account the performance of the Company.

     Bonus Compensation - The Board rewards its executive officers with annual bonuses based on performance on specific projects or transactions, taking into account the overall performance of the Company. The Chief Executive Officer's input is considered when establishing bonuses for other executive officers.

     For executive officers other than the Chief Executive Officer, a balance is made between overall corporate performance and performance of the specific areas of the Company under a participant's direct control. This balance supports the accomplishment of overall objectives and rewards individual contributions and tasks assigned to the Company employees.

     Chief Executive Officer Compensation - As indicated in the discussion above, the Company's total compensation program is partially based upon the performance of the Company.

     Mr. Wilensky has been the Company's President since 1981. During 1994, 1993 and 1992, the Company reported Funds From Operations of $8.4 million, $7.3 million and $3.5 million. The base salary of the Company's Chief Executive Officer (which appears in the summary compensation table) increased four percent in 1994 and five percent in each of 1993 and 1992, partially as a result of the improved performance of the Company.

     Mr. Wilensky's 1992 bonus was based, in part, on his assistance in renegotiating the Company's loan agreements with Hilcoast and his participation in the Company's purchase of assets from Development. Mr. Wilensky's 1993 and 1994 bonuses were based on his overall contribution to the performance of the Company.


                              Respectfully submitted,
                              Alan L. Shulman, Chairman
                              Alvin Wilensky
                              Stanley Brenner
                              Mac Gache
                              Allyn L. Levy



Board Compensation

     Outside directors of the Company are paid $1,500 for attending each Board of Directors meeting and $500 for attending each committee meeting. Alan Shulman was elected Chairman of the Board in October 1992. Since that time, the Company has been paying Mr. Shulman, $5,000 per month as Chairman. Stanley Brenner, one of the Company's outside directors, is also a consultant to the Company and is compensated for those services on an hourly basis.

Stock Performance Graph

     The following graph sets forth the cumulative total shareholder return (assuming reinvestment of dividends) to CV Reit, Inc.'s stockholders during the five year period ended December 31, 1994, as well as an overall stock market index (S&P 500 Index) and CV Reit's peer group index (Mortgage REIT Industry Index):



         COMPARISON OF FIVE YEAR CUMULATIVE TOTAL RETURN


                     Years Ended December 31,


                     1989    1990    1991    1992    1993    1994
                    ------  ------  ------  ------  ------  ------

CV Reit, Inc.       100.00   37.97   64.00  117.48  163.82  177.87
S&P 500 Index       100.00   96.83  126.41  136.10  149.70  151.66
Mortgage Reit       100.00   81.63  107.62  109.68  125.64   95.11
  Index



Total returns assume $100 invested on December 31, 1989 in the Company's Common Stock, the S&P 500 Index and the Mortgage REIT
Industry Index with reinvestment of dividends.



   COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

     The Company has no Compensation Committee. The Chief Executive Officer's salary is determined by the Chairman of the Board who consults with the entire Board at his discretion. Other executive salary decisions are determined in an annual review based upon recommendations of the Chief Executive Officer and approved by the Chairman of the Board. The Board consists of Alvin Wilensky, the Company's Chief Executive Officer, and four outside directors - Alan L. Shulman, Chairman, Stanley Brenner, Mac Gache and Allyn L. Levy.

     During the year ended December 31, 1994, the Company paid Stanley Brenner, a director of the Company, $573 in connection with his services as a consultant. Mr. Brenner reviews certain draw requests submitted by Hilcoast, under its loan agreement with the Company and provides administrative support for the Company's officers. Mr. Brenner is compensated for his services on an hourly basis.

     On November 7, 1988, the Company entered into a lease with Century Inn Operating Corp., a company controlled by Alan L. Shulman, the current Chairman of the Board of the Company, for the operation and management of its Days Inn motel in West Palm Beach, Florida. The lease, as amended, provided for annual rent through the expiration of the lease term, on August 31, 1999, equal to a minimum of $300,000, plus 30% of gross room revenues in excess of $1.2 million. In February 1995, the Company and the lessee agreed to adjust the annual rent to a minimum of $330,000, plus 30% of gross room revenues in excess of $1.3 million. The lease also provides for the Company to be paid 50% of the amounts received by the lessee from the concessionaire who operates the food and beverage facilities at the motel, excluding certain reimbursements for taxes, insurance and maintenance. During the year ended December 31, 1994, the Company recognized rent income of $343,000 under the lease.

     Commencing October 1992, the Company has been paying Mr.
Shulman $5,000 per month in connection with his services as Chairman of the Board.


                     TRANSACTIONS WITH OTHERS


     During the year ended December 31, 1994, the Company incurred $116,639 of legal fees from the law firm of Levy, Kneen, Mariani,
Curtin, Wiener, Kornfeld & del Russo and its predecessor.   H.
Irwin Levy, a principal stockholder of the Company and Chairman of the Board until July 31, 1992, was a stockholder until August 1, 1985 and is currently of counsel to that firm.

     During December 1981 and January 1982, the Company sold each of its recreation facilities at the Century Villages in West Palm Beach, Deerfield Beach and Boca Raton in separate transactions to different purchasers, including H. Irwin Levy, for sales prices based upon independent appraisals provided by Landauer Associates. The Company sold the recreation facilities at Boca Raton to Mr.
Levy for $18 million, subject to a lease with Development, which lease has since been acquired by a corporation owned by Mr. Levy. (The annual net rental to Mr. Levy on that lease is $2,162,000.)
Mr. Levy paid $410,000 in cash, assumed an existing first mortgage to an unrelated party in the principal sum of $3,415,000 (which amount has been repaid in full), and issued 4-year and 30-year non-recourse promissory notes to the Company in the principal amounts of $1,640,000 and $12,535,000, respectively. The 4-year note was non-interest bearing and has been paid in full. The 30-year note bears interest at 13.25% per annum and, at December 31, 1994, the outstanding balance on this note was approximately $11.6 million. During the year ended December 31, 1994, the Company realized approximately $1.6 million in interest income on this note.

     Since 1990, companies owned by H. Irwin Levy and certain members of his family have leased, managed and operated the recreation facilities at the Century Villages in West Palm Beach, Deerfield Beach and Boca Raton, which are collateral for certain notes held by the Company with an outstanding balance of $44.1 million at December 31, 1994. During 1994, the Company leased approximately 4,800 square feet of office space to those companies on a month-to-month basis for $4,000 per month, plus an allocation of utility expenses.

     Effective July 31, 1992, the Company and Hilcoast entered into a consulting and advisory agreement under which Hilcoast provides certain investment advisory, consulting and administrative services to the Company, excluding matters related to Hilcoast's loans from the Company. The agreement, which originally expired in July 31, 1994, has been extended to July 31, 1995, and provides for the payment of $10,000 per month to Hilcoast, plus reimbursement for all out-of-pocket expenses. The agreement may be terminated by Hilcoast upon 180 days notice and by the Company upon 30 days notice. Mr. Levy is a principal stockholder, Chairman of the Board and Chief Executive Officer of Hilcoast. During 1994, the Company leased approximately 3,800 square feet of office space to Hilcoast on a month-to-month basis, at a monthly rental of approximately $3,400.


               APPROVAL OF APPOINTMENT OF AUDITORS


     The Board of Directors of the Company has appointed BDO
Seidman as independent auditors for the Company for the year ending December 31, 1995, subject to the approval of stockholders.

     A representative of BDO Seidman is expected to be present at the stockholders' meeting, will have the opportunity to make a statement if he desires to do so, and will be available to respond to appropriate questions.



                     STOCKHOLDERS' PROPOSALS


     Proposals of stockholders to be presented at the annual meeting to be held in 1996 must be received for inclusion in the Company's proxy statement and form of proxy by December 6, 1995.

                             GENERAL


     The Board of Directors does not know of any matters other than the election of directors and the approval of the appointment of auditors that will be presented for consideration at the meeting. However, if other matters properly come before the meeting, it is the intention of the persons named in the enclosed proxy to vote thereon in accordance with their judgment. In the event that any nominee is unable to serve as a director at the date of the meeting, the enclosed form of proxy will be voted for any nominee who shall be designated by the Board of Directors to fill such vacancy.

     Under Delaware law and the Company's Certificate of Incorporation and By-Laws, if a quorum is present, directors are elected by a plurality of the votes of the shares present in person or represented by proxy at the meeting and entitled to vote on the election of directors. A majority of the outstanding shares entitled to vote, present in person or represented by proxy, constitutes a quorum. Shares represented by proxies or ballots withholding votes from one or more directors and any "broker non-votes", if the broker's proxy is voted for at least one proposal, will be counted only for purposes of determining a quorum.


Dated:   West Palm Beach, Florida
         April 4, 1995

                             C A R D


                              PROXY

                          CV REIT, INC.

   THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

     The undersigned hereby appoints ALVIN WILENSKY AND ALYCE DRAKULICH, and each of them, the attorneys and proxies of the undersigned, with power of substitution, to vote on behalf of the undersigned all the shares of stock of CV REIT, INC. which the undersigned is entitled to vote at the Annual meeting of Stockholders of CV REIT, INC. to be held in the Omni Hotel, 1601 Belvedere Road, West Palm Beach, Florida on May 8, 1995 at 10:30 a.m. and at all adjournments thereof, hereby revoking any proxy heretofore given with respect to such stock, and the undersigned authorizes and instructs said proxies to vote as follows:

             (Please date and sign on the other side)





1. Election of directors
      ___
     /__/ FOR the election of the nominees listed below
          (except as marked to the contrary below):
               Stanley Brenner, Mac Gache, Allyn L. Levy,
               Alan L. Shulman, Alvin Wilensky

      ___
     /__/ WITHHOLD AUTHORITY to vote for all the nominees listed above.


   ______________________________________________________________

2. Approve the appointment of BDO Seidman as auditors for the
   Company for fiscal 1995.
           ___           ___               ___
          /__/ FOR      /__/ AGAINST      /__/ ABSTAIN


3. In their discretion, upon such other business as may be properly brought before the meeting.

     If this Proxy is properly executed and returned, the shares represented hereby will be voted. If not otherwise specified, this Proxy will be voted FOR the persons nominated as directors, and FOR proposal number 2.

     PLEASE DATE AND SIGN EXACTLY AS YOUR NAME OR NAMES APPEAR
BELOW.



                              Dated: ________________________, 1995

                              _____________________________________

                              _____________________________________
                                    (Signature of Stockholders)